February 16, 2012

Apollo Medical Holdings, Inc. Names Edward “Ted” Schreck Chairman Of The Board

GLENDALE, Calif., Feb. 16, 2012 /PRNewswire/ — Apollo Medical Holdings, Inc. ("ApolloMed") (OTC-AMEH.PK), a leading provider of hospitalist, critical care and multi-disciplinary care management services to the healthcare community, today announced the appointment of Edward "Ted" Schreck as Chairman of its Board of Directors.

Mr. Schreck is a senior health care executive whose career spans over 37 years in both the private and public sectors.  He joined Tenet Healthcare Corporation in 1998 as CEO of USC University Hospital and USC/Norris Cancer Hospital.  Under his leadership, both USC University Hospital and USC/Norris achieved significant growth and clinical program development.  In 2000, he was promoted to Regional Vice President of Operations, charged with leading a group of ten Los Angeles-area hospitals.  Two years later, he was promoted to Senior Vice President of Operations.  Mr. Schreck returned as CEO of USC University Hospital and USC/Norris Cancer Center in 2004.

Prior to joining Tenet, Mr. Schreck worked for the St. Joseph Health System, serving as CEO of Santa Rosa General Hospital and Senior Vice President of Santa Rosa Memorial Hospital, and for Sutter Health System as CEO of Delta Memorial Hospital.  He also served as CEO of the Eden Township District Hospitals.

Mr. Schreck retired in 2006 but returned to work as a consultant for Portland-based Legacy Health System, which operates five hospitals, a research facility, a hospice agency, and specialty and primary care clinics.  Most recently, he served on the board of Los Angeles Orthopaedic Hospital, a member of the UCLA Health System.

Mr. Schreck earned his Bachelor's degree at UCLA and holds a Master's and Doctorate from USC, the latter from the Price School of Public Policy.

"We are honored that Ted has joined our Board," stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. "He has a proven track record of success.  His extensive experience in hospital and executive management make him an ideal leader for ApolloMed."

"I'm delighted to be a part of the ApolloMed team, and excited about their vision for integrated medical management services," stated Ted Schreck, Chairman of the Board.  "ApolloMed is a pioneer in developing new strategies and innovations for achieving effective, high quality patient care. I believe ApolloMed will make significant contributions for its patients and its hospital, medical group and health plan clients."

About Apollo Medical Holdings, Inc.

ApolloMed is a leading provider of integrated medical management services that improves the quality and efficiency of inpatient hospital care plus multi-disciplinary care management services targeting inefficiencies in healthcare payer and provider networks. The Company's integrated model combines hospitalist medicine, critical care medicine, 24-hour physician call centers, case management and transition management that offers to help healthcare organizations engage in performance payments for utilization efficiency, quality of care objectives and shared accountability arrangements. The company's strategy is to capitalize on the growing market for hospital-based physicians and care management services.  There are currently 4900 acute care hospitals in the U.S., with more than 35 million annual admissions. Total U.S. spending on hospital care currently exceeds $650 billion, and is expected to increase to $1.3 trillion by 2016.

For more information please contact:

Media Contact

Nidia Flores

818-396-8050